UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 30, 2005

SEROLOGICALS CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	0-26126	58-2142225
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employee Identification No.)

5655 Spalding Drive, Norcross, GA	30092
(Address of Principal Executive Offices)	(Zip Code)

(678) 728-2000
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

                Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.05 Costs Associated with Exit or Disposal Activities.

On December 30, 2005 and January 4, 2006, respectively, the Board of Directors of the Registrant approved plans (i) to close the manufacturing facility owned by the Registrant’s wholly owned subsidiary, Celliance Corporation (“Celliance”), in Toronto, Ontario, Canada and (ii) not to commence operations at the manufacturing facility owned by Celliance in Lawrence, Kansas.

Celliance currently manufactures Cohn fractionated and Heat Shock Bovine Serum Albumin along with several enzyme products at its facility in Toronto, Canada. The facility has approximately 25,000 square feet of manufacturing space and operates at the lowest margin of any of Celliance’s facilities. A large portion of this facility is over 45 years old. A more recent addition was under construction and substantially completed when it was acquired in December 2001. To upgrade the equipment and to enhance the safety of the facility would require significant capital investment, approximately $6-8 million.

The production currently at Toronto will be moved to Celliance’s Kankakee, Illinois facility. It is expected that the Toronto site will be closed by the end of the first half of 2006 and subsequently prepared for sale. In connection with these activities, the Registrant expects to incur $2-3 million in cash closure costs related to clean up, dismantling, severance and benefit costs.

Over the past several months, Celliance has continued to focus on process improvements and lean manufacturing initiative at all of its plants, and in particular at its Kankakee facility. Through these efforts, Celliance has achieved increases in production capacity of EX-CYTE® at the Kankakee facility using existing equipment.

As a result, the Registrant has decided not to commence operations at its new Lawrence facility as previously anticipated. The Registrant expects to meet current and anticipated demand for EX-CYTE® using the existing Kankakee facility. Additionally, the Registrant anticipates incurring $3-4 million in cash closure costs related to severance and other costs to prepare the facility for sale.

The Registrant expects to account for these charges in accordance with Statement of Financial Accounting Standards No. 146- “Accounting for Costs Associated with Exit or Disposal Activities”.  The Registrant anticipates charges for these activities in the fourth quarter of 2005 and the first half of 2006. The Registrant expects to complete its analysis of these exit and disposal activities in connection with the preparation  of its audited financial statements required to be included in its annual report on Form 10-K due to be filed with the Securities and Exchange Commission on March 17, 2006.

Item 2.06 Material Impairments.

The Registrant expects to write down the Toronto facility to its estimated fair value in the fourth quarter of 2005 and to prepare the facility for sale in 2006. The Toronto facility has a current net book value of approximately $17 million.  At this time, the Registrant is in the process of analyzing the potential impairment arising from this decision but anticipates that it will be a significant portion of the $17 million net book value.

The Registrant expects to write down the Lawrence facility to its net realizable value in the fourth quarter of 2005 and to prepare the facility for sale in 2006. The Lawrence facility, which has never been placed in service, has a current net book value of approximately $33 million. At this time, the Registrant is unable to determine a reasonable range of potential impairment for the Lawrence facility.

The Registrant expects to account for these charges in accordance with Statement of Financial Accounting Standards No. 144- “Accounting for the Impairment or Disposal of Long-Lived Assets”.  The Registrant is in the process of obtaining appraisals of the facilities and preparing them to be marketed for sale.  The Registrant expects to complete its impairment analysis in connection with the preparation  of its audited financial statements required to be included in its annual report on Form 10-K due to be filed with the Securities and Exchange Commission on March 17, 2006.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEROLOGICALS CORPORATION

By:	/s/ HAROLD W. INGALLS
Name:	Harold W. Ingalls
Title:	Vice President, Finance and Chief Financial Officer

Date: January 6, 2006